Exhibit 5.1

May 2, 2007

GTC Biotherapeutics, Inc.

175 Crossing Boulevard

Framingham, MA 01702

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) of GTC Biotherapeutics, Inc. (the “Company”), a Massachusetts corporation, to be filed on or about the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Registration Statement relates to 278,370 shares (the “Shares”) of the Common Stock of the Company, $0.01 par value per share (“Common Stock”), being registered on behalf of the selling stockholders named therein.

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares. We have made such examination as we consider necessary to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

The opinion expressed above is limited to the laws of the Commonwealth of Massachusetts and the federal laws of the United States.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein.

Very truly yours,

/s/ Edwards Angell Palmer & Dodge LLP

Edwards Angell Palmer & Dodge LLP